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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          Date of Report: June 30, 2000
                        (Date of earliest event reported)




                                 GTE CORPORATION
             (Exact name of registrant as specified in its charter)




          New York                       1-2755                   13-1678633
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
      incorporation)                                         Identification No.)


1255 Corporate Drive, SVC04C08, Irving, Texas                      75038
(Address of principal executive offices)                         (Zip Code)


       Registrant's telephone number, including area code: (972) 507-5000



                                 Not applicable
          (Former name or former address, if changed since last report)




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Item 1.  Changes in Control of Registrant

         On June 30, 2000, Bell Atlantic Corporation ("Bell Atlantic"), a Delaware corporation, and GTE Corporation ("GTE"), a New York corporation, consummated a merger (the "Merger") whereby Beta Gamma Corporation ("Merger Subsidiary"), a New York corporation and a wholly-owned subsidiary of Bell Atlantic, was merged with and into GTE pursuant to an Agreement and Plan of Merger ("the Merger Agreement"), dated as of July 27, 1998, by and among Bell Atlantic, Merger Subsidiary and GTE. As a result of the Merger, GTE has become a wholly-owned subsidiary of Bell Atlantic. The combined company will be doing business as Verizon Communications.

         Pursuant to the terms of the Merger Agreement, each issued and outstanding share of common stock, par value $.05 per share, of GTE ("GTE Common Stock") was converted into the right to receive 1.22 shares of common stock, par value $0.10 per share, of Bell Atlantic ("Bell Atlantic Common Stock"). Bell Atlantic will issue approximately 1,175 million shares of Bell Atlantic Common Stock in exchange for the shares of GTE Common Stock. In addition, each option to purchase GTE Common Stock outstanding under GTE's stock option plans was converted into an option to purchase the number of shares of Bell Atlantic Common Stock equal to the number of shares of GTE Common Stock subject to such option multiplied by the exchange ratio for the Merger, and the associated exercise price was adjusted accordingly. Bell Atlantic's Common Stock will be listed on the New York Stock Exchange under the symbol VZ.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                         GTE Corporation
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                                                          (Registrant)

Date: June 30, 2000                                     /s/ Marianne Drost
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                                                           Marianne Drost
                                                       Senior Vice President,
                                                       Deputy General Counsel
                                                      and Corporate Secretary